Mr. Carl English
4565 Springbrook Road
Jackson, MI 49201

Dear Carl,

To confirm Melinda Ackerman's discussion with you of this morning, in addition to the provisions of my employment offer to you dated June 4, 2004, we will provide a lump-sum severance payment, less applicable tax withholdings, equal to your annual base salary in effect on the date of your termination if, for any reason other than cause, the company terminates your employment with AEP within three years of your date of hire. Such payment would be conditioned upon your agreement to release AEP from any and all claims involving your employment with or termination from AEP.

Also, in recognition of your prior experience, your cash balance account under the pension plans shall be credited with an amount such that the total credit under these plans (the AEP Retirement Plan and the AEP Excess Benefit Plan) shall be the maximum rate permitted under such plans as amended from time to time (currently 8.5%) on all eligible earnings. Eligible earnings may not currently exceed the greater of $1,000,000 or two times your base rate, annually. All other provisions of the two plans as in effect from time to time shall apply to your participation therein. The specifics of each of the benefit plans will be provided and reviewed with you by the Human Resources staff.

Please feel free to give us a call should you have any additional questions.

Sincerely,

/s/ Michael G. Morris
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Michael G. Morris

C: Melinda S. Ackerman